Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 29, 2006 relating to the consolidated financial statements of Mellanox Technologies, Ltd. which appears in such Registration statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Kesselman & Kesselman
Haifa, Israel
November 13, 2006